Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of GrowLife Inc., of our report dated March 31, 2014 to the consolidated balance sheet of GrowLife, Inc. as of December 31, 2013, and the related statement of operations, stockholders' deficit, and cash flows for year December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement. Our report dated March 31, 2014, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

November 18, 2015